Danka Announces Sale of Its Facsimile Business

Friday, June 18, 1999

St. Petersburg, Florida (June 18, 1999) - Danka Business Systems
PLC (Danka) announced today that the Company has signed a definitive agreement to sell its facsimile division, Omnifax, to Xerox Corporation.

Under the terms of the Agreement, Danka will sell its facsimile business, including net tangible assets of approximately $30 million, for $45 million in cash. Also included in the sale are the EBS and dex Business Systems divisions of Omnifax.

Larry K. Switzer, Danka's Chief Executive Officer, commented, "The sale of Omnifax is consistent with our strategic objective of concentrating resources on the transition from an analog environment to integrated digital services in our core business worldwide. Having a separate division solely dedicated to selling facsimile equipment does not fit well with that long-term strategy. With the sale of Omnifax, Danka is now repositioned as an integrated supplier of premier digital office equipment and services worldwide."

Brian L. Merriman, Chief Operating Officer, noted, "We are pleased that under the Agreement, we have the ability to continue to sell fax equipment from manufacturers of our choice and will do so as an extension of our core copier sales force. We believe we can realize operating efficiencies by integrating the sales and service of fax equipment into our current field organization. Our sales force now has the ability to sell copiers, fax equipment and multi-functional equipment to our customers."

For the twelve months ended March 31, 1999, Omnifax and its divisions reported revenue of over $110 million and over $13 million in operating profit. Omnifax, headquartered in Austin, Texas, has offices throughout the United States and over 600 employees.

The transaction is subject to regulatory approval in the United States, approval by Danka's Bank Group and consent from certain Omnifax customers and suppliers. Danka Business Systems PLC (Nasdaq: DANKY) headquartered in London, England and St. Petersburg, Florida is one of the world's largest independent suppliers of office imaging equipment and related services, parts and supplies. Danka provides office products and services in over thirty countries around the world. For additional information about copier, printer and other office imaging products, please visit our web site at www.danka.com.

Forward - Looking Statements Certain statements contained in the press release, are forward looking, and certain information relating to the Company is based on the belief of management as well as assumptions made by, and information currently available, to management. The words "goal", "expect", "believe" and similar expressions as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward looking statements, including but not limited to: (i) the Company and Xerox's failure to close the contemplated transaction regarding the sale of Omnifax; (ii) failure to obtain the required regulatory approval, (iii) failure to obtain bank consent to sell Omnifax and (iv) loss of key customers and/or employees of Omnifax. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.